Exhibit10.28

December 10, 2015

Mr. Matthew Cicchinelli
****

RE:	OFFER OF PROMOTION TO PRESIDENT OF PAR’S GOVERNMENT BUSINESSES

Dear Matt;

On behalf of the Board of Directors of PAR Technology Corporation ("PAR"), I am pleased to offer you a promotion to the position of President, PAR Government Systems Corporation and Rome Research Corporation effective December 12, 2015 (“Start Date”).  This offer and your employment relationship are subject to the terms and conditions set forth below.

Position
Commensurate with this offer, you will have the title of President, PAR Government Systems Corporation and Rome Research Corporation, reporting to the CEO & President, PAR Technology Corporation.

Your position will be located in the PAR Government offices in Rome, New York.  You will be expected to devote your full working time and attention exclusively to the business and interests of PAR and to comply with and be bound by PAR's operating policies, procedures and practices.  You may not render services to any other business without prior approval of the Board of Directors, nor engage or participate, directly or indirectly, in any business that is competitive in any manner with the businesses of PAR.

Annual Base Salary
As of the Start Date, you will be compensated at an annualized salary of $240,000 ("Annual Base Salary"), subject to applicable payroll deductions and such federal, state and local taxes and other withholdings as are required by law.  The Annual Base Salary shall be paid in accordance with PAR's standard payroll practices in effect from time to time.

Annual Cash Bonus
While employed hereunder, you will be eligible to receive an "Annual Cash Bonus" in accordance with the terms of PAR's Annual Incentive Compensation Plan ("AICP") and shall be based upon performance against financial targets associated with the Annual Operating Plan (“AOP”) and specific business objectives determined by the Board of Directors on an annual basis.  Your participation level for on target performance for 2016 AICP will be 50% of your Annual Base Salary with performance metrics to be established by the Board.

Mr. M. Cicchinelli
December 10, 2015
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One-Time Performance Based Restricted Stock Award
You will also be granted 20,000 shares of performance-based restricted stock at the Board’s next scheduled date for equity grants. These shares will vest in equal installments over three years (i.e., 6,666 shares of the grant will vest each year) with the achievement of financial metrics as established by the Board. The first 6,666 will vest with achievement of metrics on the first anniversary of the grant.  The final vesting with the third year of financial performance achievement will yield 6,667 shares.  A description of these metrics will be provided under separate cover.  The grant will be subject to the terms of the applicable Equity Incentive Plan and the terms of grant as approved by the Board.

Long Term Incentive Program
The Board is committed to maintaining an equity-based long term incentive ("LTI") program under the PAR Technology Corporation 2015 Equity Incentive Plan designed to provide to senior management equity-based incentives tied to long- term financial performance goals.  You will be eligible for consideration for future grants under this program.

Your employment with PAR will be “at-will.”  This means your employment is not for any specific period of time and can be terminated by you at any time for any reason.  Likewise, PAR may terminate the employment relationship at any time, with or without cause or advance notice.

This offer will remain open for three (3) days from the date of this letter.  To indicate your acceptance of PAR’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than three days from the date of this letter.

We look forward to working with you in your role as the leader of PAR’s Government business unit.

Sincerely,

Ronald J. Casciano
CEO & President
PAR Technology Corporation

Mr. M. Cicchinelli
December 10, 2015
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I have read this offer letter in its entirety and agree to the terms and conditions of employment.  I understand and agree that my employment with the Company is at-will.

Matthew R. Cicchinelli	Date